Exhibit n.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in the Prospectus constituting part of the Registration Statement on the Pre-Effective Amendment No. 1 to Form N-2 (File No. 333-206692) of (i) our report dated March 11, 2015 on the consolidated financial statements of Medallion Financial Corp. and subsidiaries as of December 31, 2014 and 2013 and for each of the three years in the three-year period ended December 31, 2014 and on the selected financial ratios and other data for each of the five years in the five-year period ended December 31, 2014, and the consolidated schedules of investments in and advances to affiliates as of and for the years ended December 31, 2014 and 2013; (ii) our report dated March 11, 2015 on the effectiveness of internal control over financial reporting as of December 31, 2014; (iii) our report dated March 11, 2015 on the consolidated schedules of investments as of December 31, 2014 and 2013; (iv) our report dated March 11, 2015 on the financial statements of Medallion Bank as of December 31, 2014 and 2013 and for each of the three years in the three-year period ended December 31, 2014; and (v) our report dated August 31, 2015 related to the senior securities table as of December 31, 2014, 2013, 2012, 2011 and 2010 of Medallion Financial Corp. and subsidiaries which appear in such Prospectus. We also consent to the reference to our Firm under the captions “Experts” and “Senior Securities” in such Prospectus.

/s/ WeiserMazars LLP

New York, New York

February 18, 2016